Contact:
Robert Van Buskirk
President and Chief Executive Officer
Sirenza Microdevices, Inc.
(408) 616-5497
ir@sirenza.com

FOR IMMEDIATE RELEASE

Sirenza Microdevices Announces Voluntary Stock Option Exchange Program

For Employees and Directors

SUNNYVALE, Calif., August 21, 2002—Sirenza Microdevices, Inc. (Nasdaq:SMDI), a leading designer and supplier of high-performance radio frequency (RF) components for communications equipment manufacturers, today announced that its board of directors has approved a voluntary stock option exchange program for employees and directors.

Under the program, eligible employees and directors will have the opportunity to exchange certain unexercised stock options for new options to be granted at least six months and one day following the cancellation of the exchanged options. The new options will be exercisable for an equal number of shares as the exchanged options. The exercise price of the new options will be equal to the most recent closing share price of Sirenza common stock at the time of the new option grants, which is expected to be on or about March 20, 2003. The offer of the option exchange commenced on August 20, 2002, and is expected to expire on or about September 18, 2002.

“Like the many other companies that have offered voluntary stock option exchange programs, Sirenza seeks to align employee and stockholder interests and to sustain high levels of employee performance through the current industry downturn,” said Robert Van Buskirk, president and chief executive officer. “Certain option exercise prices are significantly higher than the current market price of Sirenza common stock, and the program is intended to address this situation. Our board believes that it will help motivate and retain our employees, while maintaining the strong leadership that is critical to the company’s long-term success.”

Sirenza’s voluntary stock option exchange program has been structured to comply with Financial Accounting Standards Board (FASB) Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation”. Accordingly, the company expects no material variable compensation charges as a result of the program.

Sirenza has filed the complete terms and conditions of its voluntary stock option exchange program in a Tender Offer Statement on Schedule TO—including the offer to exchange, the form of election and other related offer documents—with the United States Securities and Exchange Commission (SEC). These documents are available free of charge on the SEC website at http://www.sec.gov and have been distributed without charge to all employees and directors of Sirenza.

Sirenza Microdevices, Inc.

Sirenza Microdevices, Inc., an ISO 9001:2000-certified manufacturer headquartered in Sunnyvale, California, with design centers throughout the U.S. and Canada, is a leading supplier of high-performance RF components for the wireless and wireline telecommunications markets. The company’s product lines include amplifiers, power amplifiers, discrete devices, RF signal processing components, fiber optic components, and high-performance multicomponent modules (MCMs) for transmit and receive applications. Product information may be found on Sirenza Microdevices’ website at www.sirenza.com.

This news release contains forward-looking statements regarding future events or results, including statements regarding expected material variable compensation charges and the goals of aligning employee and stockholder interests, sustaining high levels of employee performance, maintaining strong leadership, motivating and retaining employees, and the company achieving long-term success. Sirenza wishes to caution readers that such statements are, in fact, predictions and that actual events or results may differ materially. There is no assurance that the company will not recognize material variable compensation charges related to the voluntary stock option exchange program or that the program will achieve its stated goals. Other factors that could cause actual events or results to differ materially from those in the forward-looking statements are included in the company’s filings with the Securities and Exchange Commission, specifically the company’s Form 10-K filed in March 2002 and the company’s latest Form 10-Q filed in August 2002. The company undertakes no obligation to update its forward-looking statements at any time or for any reason.

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